WAIVER, AMENDMENT AND EXCHANGE AGREEMENT

THIS WAIVER, AMENDMENT AND EXCHANGE AGREEMENT (the “Agreement”), dated as of September __, 2009, is entered into by and among Innovative Card Technologies, Inc., a Delaware corporation (the “Company”), and the persons identified as “Holders” on the signature pages hereto (the “Holders”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreements (as defined below).

WHEREAS, pursuant to those certain Securities Purchase Agreements, dated January 8, 2008 and April 15, 2008 (the “Purchase Agreements”), among the Company and the applicable Holders, the Holders purchased from the Company an aggregate of $8,500,000 in principal amount of 8% Senior Secured Convertible Debentures of the Company (the “Debentures”) and were issued warrants exercisable for shares of Common Stock (the “Warrants”); and

WHEREAS, certain Events of Defaults (as defined under the Debentures) as set forth on Annex A attached hereto have occurred and continue to occur  on and prior to the date hereof (“Existing Defaults”); and

WHEREAS, the Company and the Holders have agreed to waive the Existing Defaults for the consideration granted by the Company to the Holders as set forth hereunder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Holder hereby agrees as follows:

1.           Waiver.  Subject to the terms and conditions hereunder, each Holder hereby waives its right to exercise or enforce its rights under the Transaction Documents, including the Debentures, solely on account of the Existing Defaults as they exist on the date hereof provided that this waiver shall not apply to any future Events of Default that may occur after the date hereof or prior existing Events of Default that are not included as Existing Defaults, whether known or unknown to the Company as of the date hereof.  Additionally, each Holder hereby agrees to waive any late fees, increased interest or liquidated damages that have accrued prior to the date hereof provided that this waiver shall not apply to any future late fees, increased interest or liquidated damages that may occur after the date hereof.   For purposes of clarity, the parties hereto agree that no interest currently due and payable or payable in the future under the Debentures shall be waived.

2.           Amendments and other Agreements.

(a)           Amended and Exchanged Debentures and Warrants.  The Company hereby agrees to issue each Holder an amended and restated Debenture, in the form of Exhibit A attached hereto (the “Amended and Exchanged Debenture(s)”) with a principal amount equal to the principal amount of such Holder’s current Debenture plus any accrued but unpaid interest as of the date hereof and any future interest to be accrued on and before April 1, 2010 and accrued but unpaid liquidated damages, if any, as set forth on Annex B and an amended and restated warrant, in the form of Exhibit B attached hereto (“Amended and Exchanged Warrant(s)”).  Other than as amended thereunder, the rights and obligations of the Holders and of the Company with respect to the Amended and Exchanged Debentures, the Amended and Exchanged Warrants and any securities underlying such securities (including the replacement common stock purchase warrants issuable pursuant to the Amended and Exchange Warrants) shall be identical in all respects to the rights and obligations of the Holders and of the Company with respect to the Debentures, the Warrants and the Underlying Shares issued and issuable pursuant to the Purchase Agreements.  For clarity, the Purchase Agreements and all Transaction Documents thereunder are hereby amended so that the term “Debentures” includes the Amended and Exchanged Debentures, the term “Warrants” includes the Amended and Exchanged Warrants (and common stock purchase warrants issued thereunder) and the term “Underlying Shares” includes the shares of Common Stock issuable upon conversion and issuance thereof, and the term “Transaction Documents” shall be amended to include this Agreement.  The Amended and Exchanged Debentures and Amended and Exchanged Warrants are being issued in substitution for and not in satisfaction of the Debentures and Warrants, as applicable; provided, however, the Holder acknowledges and agrees that upon the issuance and acceptance of the certificate evidencing its Amended and Exchanged Debenture and Amended and Exchanged Warrants issued pursuant to this Section, the original certificate evidencing its Debenture and Warrants will be deemed cancelled.

(b)           Amendments to the Purchase Agreements.

(i)           clause (a) of the term “Exempt Issuance” in the Purchase Agreements is hereby amended to increase the number of shares issuable thereunder from 100,000 to 500,000, in the aggregate, during any 12 month period for issuances with a bona-fide effective price per share of Common Stock of at least $0.25 and an additional 500,000, in the aggregate, during any 12 months period for issuances with a bona-fide effective price per share of Common stock of at least $0.50, all prices and share numbers reference above subject to adjustment for reverse and forward stock splits and the like.

(ii)          As to any Holder that does not participate ratably in that certain Debenture and Warrant Purchase Agreement, dated as of September __, 2009 by and among the Company and certain Holders, the Holders hereby amend the Purchase Agreement such that, as to such Holders only, the issuance of the Amended and Exchanged Debentures, Amended and Exchanged Warrants, shares of Common Stock issued and issuable thereto, including the issuance and exercise of an replacement common stock purchase warrants issuable thereunder, are here deemed to be an “Exempt Issuance” under the Purchase Agreement and accordingly no adjustments shall be made to the Debentures, Warrants, Amended and Exchanged Debentures or the Amended and Exchanged Warrants pursuant to the anti-dilution provisions thereunder solely as a result of such issuances.  For those Holders that do participate ratably in such transaction, the conversion and exercise price of their respective Amended and Exchanged Debentures and Amended and Exchanged Warrants shall be adjusted pursuant to the anti-dilution provisions set forth therein.

(iii)         The obligation of the Company to obtain Shareholder Approval (as defined in the Purchase Agreements) as set forth in the second, third and fourth sentences of Section 4.11(c) of the Purchase Agreements and the restrictions on obtaining financing prior to obtaining Shareholder Approval set forth in Section 4.13(c) of the Purchase Agreements are no longer of any force or effect and shall be deleted in their entirety.  Additionally, the Amended and Exchanged Debentures do not include any restriction on issuances based on Shareholder Approval.

(iv)         The definition of “Trading Market” as defined and used in the Transaction Documents shall hereafter be deemed to include the OTC Bulletin Board.

(c)           Amendment to the Security Agreements, Guarantee and Intercreditor Agreement.  Section 20(c) of the Security Agreements (as defined in the respective Purchase Agreements) and Section 5(a) of the Guarantees (as defined in the applicable Security Agreements) and Section 4.5 of that certain Inter-Creditor Agreement by and among the Holder regarding the Debentures (the “Inter-Creditor Agreement”) shall be amended such that Holders holding 70% of the principal amount of Amended and Restated Debentures may amend, modify, supplement or amend the terms of such agreements if in writing and further, that upon a request in writing by the Company of any such amendment, modification, supplement or amendment to any such agreements (or any Transaction Documents), the failure of a Holder to respond in writing within 5 Trading Days shall be deemed for such purposes an irrevocable affirmative election by such Holder.  Notwithstanding anything herein to the contrary, each Holder shall be provided with equal opportunity to participate in any such amendment, waiver, modification or supplement on the same terms and conditions as every other Holder.  The parties hereby agree to remove Paul T. Dacier as Agent under the Security Agreements and appoint in his place John W. Galuchie, Jr.

(d)           Consent to Debt Exchange.  The Holders hereby consent to the exchange of no more than $1,000,000 of unsecured debt into an equal principal amount of Amended and Exchanged Debenture with a conversion price of $1.00, subject to adjustment thereunder otherwise,  and no more than 200,000 common stock purchase warrants and agree that such new holder of the Amended and Exchanged Debenture shall be added as a party to the Security Agreement and the Inter-Creditor Agreement and shall otherwise have all rights of a Holder under the Transaction Documents.

(e)           Prohibition on Stock Splits.  The Company shall not undertake a reverse or forward stock split or reclassification of the Common Stock without the prior written consent of Holders holding at least 75% of the Amended and Exchanged Debentures.

(f)            Replacement Warrants.  Upon each cash exercise of an Amended and Exchanged Warrant and in the time periods set forth for the delivery of the Warrant Shares pursuant to Section 2(e)(i) of the Amended and Exchanged Warrant, the Company shall issue to the holder thereof a new common stock purchase warrant (“Replacement Warrant”) for the same number of Warrant Shares subject to such exercise and in the form of the Amended and Exchanged Warrant provided that (i) such Replacement Warrant shall (i) have an Initial Issuance Date of the date such Replacement Warrant is issued and Termination Date which is 5 years from such Initial Issuance Date, (ii) have an exercise price equal to the greater of (A) $0.25, subject to adjustment for reverse and forward stock splits, recapitalizations, stock dividends and the like and (B) the VWAP on the day of exercise of such Amended and Exchanged Warrant which gives rise to the issuance of such Replacement Warrant (“Replacement Market Price”), (iii) have a price at which such Replacement Warrant may be called pursuant to Section 2(f) of the Amended and Exchanged Warrant shall be the Replacement Market Price plus $0.10, subject to adjustment for reverse and forward stock splits, recapitalizations, stock dividends and the like and (iv) no Replacement Warrant shall be issued upon exercise of the Replacement Warrants.

3.           Representations and Warranties. The Company hereby makes to the Holders the following representations and warranties:

(a)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)           Equal Consideration.  Except as otherwise set forth herein, no consideration has been offered or paid to any person to amend or consent to a waiver, modification, forbearance or otherwise of any provision of any of the Transaction Documents.

(e)           Survival and Bring Down.  All of the Company’s warranties and representations contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties hereto.  Except as set forth on Annex C attached hereto and the SEC Reports as of the date hereof, the  Company expressly reaffirms that each of the representations and warranties set forth in the Purchase Agreements, continues to be true, accurate and complete, and the Company hereby remakes and incorporates herein by reference each such representation and warranty as though made on the date of this Agreement.

(f)           Holding Period for Amended and Restated Debentures and Amended and Restated Warrants. Pursuant to Rule 144, the holding period of the Amended and Exchanged Debentures and the Amended and Restated Warrants (and Underlying Shares issuable upon conversion or cashless exercise thereof) shall tack back to the original issue date of the Debentures and Warrants.  The Company agrees not to take a position contrary to this Section 3(f).  The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions (which may be satisfied pursuant to Section 5), necessary to issue to the Amended and Exchanged Debentures and the Amended and Exchanged Warrants (and Underlying Shares issuable upon conversion and cashless exercise thereof) without restriction and not containing any restrictive legend without the need for any action by the Holder.  The Company is not subject to Rule 144(i).

(g)           No Novation.  The Amended and Exchanged Debentures and the Amended and Exchanged Warrants are being issued in substitution for and not in satisfaction of the Debentures and Warrants, respectively.  The Amended and Exchanged Debentures and the Amended and Exchange Warrants shall not constitute a novation or satisfaction and accord of any of the Debentures and Warrants, as the case may be.  The Company hereby acknowledges and agrees that the Amended and Exchanged Debentures and the Amended and Exchanged Warrants shall amend, restate, modify, extend, renew and continue the terms and provisions contained in the Debentures and Warrants, as the case may be, and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document (as defined in the Purchase Agreements) or otherwise constitute a novation of its obligations thereunder.

(h)           No Event of Default.  The Company represents and warrants to each Holder that after giving effect to the terms of the waivers contemplated in this Agreement, no Event of Default (as defined in the Amended and Exchanged Debentures) shall have occurred and be continuing as of the date hereof.

4.           Registration Rights.  As a result of the changes made to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) which are effective February 15, 2008 and based on the Company’s representation that it is not subject to Rule 144(i), the Company's obligations, pursuant to the Registration Rights Agreements (as defined in the applicable Purchase Agreements), by and among the Company and each of the undersigned (the “Registration Rights Agreements”), to register the shares of Common Stock issuable upon conversion and/or cashless exercise of the Amended and Exchanged Debentures and the Amended and Exchanged Warrants, are hereby suspended.  Additionally, subject to the terms, conditions and representations set forth herein, the Holders hereby agree that the Company can withdraw the registration statement(s) filed pursuant to the Registration Rights Agreements, and agree that the Company shall not be required to maintain the effectiveness of such registration statement with respect to any Underlying Shares.

5.           Legal Opinion.  The Company hereby agrees to cause its legal counsel to issue a legal opinion to the undersigned Holders and the Company’s Transfer Agent regarding this Agreement and the transactions contemplated hereby, in form and substance reasonably acceptable to the Purchasers, including an opinion that the 144 Eligible Securities may be sold pursuant to Rule 144 without volume restrictions or manner of sale limitations as of the date hereof and that certificates representing the 144 Eligible Securities issuable upon conversion of the Amended and Exchanged Debentures or a “cashless exercise” of the Amended and Exchanged Warrants may be issued without a restrictive legend as required pursuant to Section 4.1 of the Purchase Agreements.

6.           Miscellaneous.

(a)           The foregoing waivers shall not be effective unless and until all Holders shall have agreed to the terms and conditions hereunder.  The waivers, agreements and obligations of the Holders set forth herein shall be null and void in the event this Agreement is not executed by all Holders on or before September 15, 2009.  In addition, the respective obligations, amendments, agreements and waivers of the Holders hereunder are subject to the following conditions being met: (a) the accuracy in all material respects of the representations and warranties of the Company contained herein (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) and (b) the performance by the Company of all if its obligations, covenants and agreements required to be performed hereunder.  Except as expressly set forth above, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.  The Company shall, within 2 Trading Days of the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement and all other related agreements thereto, including, without limitation, the Amended and Exchanged Debentures and Amended and Exchanged Warrants (the “8-K Filing”).  From and after the filing of the 8-K Filing with the Commission, the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing.  The Company shall consult with the Holders in issuing any other press releases with respect to the transactions contemplated hereby.

 (b)          This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c)           The Company has elected to provide all Holders with the same terms and form of agreement for the convenience of the Company and not because it was required or requested to do so by the Holders.  The obligations of each Holder under this Agreement, and any Transaction Document are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under this Agreement or any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Transaction Documents.  Each Holder shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.  Each Holder has been represented by its own separate legal counsel in their review and negotiation of this Agreement and the Transaction Documents.

(d)           Except for the legal fees and expenses of counsel to T.R. Winston, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Amended and Exchanged Debentures and the Amended and Exchanged Warrants.

(e)           If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(f)           This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules.  The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement.  The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York.  Each party waives all defenses of lack of personal jurisdiction and forum non conveniens.  Process may be served on any party hereto in the manner authorized by applicable law or court rule.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

INNOVATIVE CARD TECHNOLOGIES, INC.

By:
Name:
Title:

[signature page(s) of Holders to follow]

COUNTERPART SIGNATURE PAGE OF HOLDER TO
WAIVER, AMENDMENT AND EXCHANGE AGREEMENT
AMONG INNOVATIVE CARD TECHNOLOGIES, INC.. AND
THE HOLDERS THEREUNDER

Name of Holder:____________________________________

By: _______________________________________________

Name:_____________________________________________

Title:______________________________________________

Principal Amount of Debentures: _______________________

Warrants: __________________________________________